UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)

December 7, 2007

RAYONIER INC.

COMMISSION FILE NUMBER 1-6780

Incorporated in the State of North Carolina

I.R.S. Employer Identification Number 13-2607329

50 North Laura Street, Jacksonville, Florida 32202

(Principal Executive Office)

Telephone Number: (904) 357-9100

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a12 under the Exchange Act (17 CFR 240.14a12)

☐	Precommencement communications pursuant to Rule 14d2(b) under the Exchange Act (17 CFR 240.14d2(b))

☐	Precommencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2008 Annual Corporate Bonus Program

On December 6, 2007, the Compensation and Management Development Committee (the “Committee”) of the Board of Directors of Rayonier Inc. (the “Company”), approved the Rayonier Annual Corporate Bonus Program for 2008 (the “Bonus Program”) under the 2004 Rayonier Incentive Stock and Management Bonus Plan. The Program covers our named executive officers, who are referred to as Covered Executives, as well as other corporate and operating employees.

Under the Bonus Program, target bonus awards, calculated as a percentage of base salary at the end of the performance period, are established for each participant. A performance factor ranging from 0% to 200%, calculated based on performance against financial and strategic results, is applied to each participant’s target bonus award to determine their formula award level. Individual formula award levels can be adjusted +/- 30% to reflect performance against individual performance objectives, with the exception of Covered Executives, whose formula award levels may be decreased, but not increased, to the extent determined by the Committee.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Bonus Program, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

2008 Class Performance Share Award Program

Also on December 6, 2007, the Committee approved the Rayonier 2008 Class Performance Share Award Program (the “2008 Performance Share Program”) under the 2004 Rayonier Incentive Stock and Management Bonus Plan. The 2008 Performance Share Program provides for the payment of Rayonier shares ranging between 0% and 175% of the target award based on Rayonier’s Total Shareholder Return performance against an identified peer group over a three year period.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the 2008 Performance Share Program, a copy of which is filed as Exhibit 10.2 hereto and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 10.1 2008 Rayonier Annual Corporate Bonus Program.

Exhibit 10.2 2008 Rayonier Performance Share Award Program.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of l934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

RAYONIER INC. (Registrant)

BY:	/s/ Hans E. Vanden Noort
Hans E. Vanden Noort Senior Vice President and Chief Financial Officer

December 13, 2007